EXHIBIT 10.4

AMENDED AND RESTATED ADVISORY AGREEMENT

This Amended and Restated Advisory Agreement (this “Agreement”) is made and entered into as of September 22, 2003 by and between Broder Bros., Co., a Michigan corporation (the “Company”), and Bain Capital, LLC, a Delaware limited liability company (“Bain”).

WHEREAS, the Company and Bain Capital, Inc. (“Bain Capital, Inc.”) are parties to that certain Advisory Agreement, dated May 3, 2000 (the “Prior Agreement”), whereby the Company retained Bain Capital, Inc. and Bain Capital, Inc. agreed to perform certain services for the Company and its subsidiaries;

WHEREAS, Bain Capital, Inc. assigned its rights and obligations under the Prior Agreement to Bain;

WHEREAS, the Company, the stockholders and optionholders of Alpha Shirt Holdings, Inc. (“Alpha”) and FNL Management Corp. are parties to that certain Stock Purchase Agreement, dated July 12, 2003, as amended (the “Stock Purchase Agreement”), whereby the Company is purchasing all of the issued and outstanding capital stock, options and warrants of Alpha (the “Alpha Acquisition”); and

WHEREAS, in connection with the Alpha Acquisition, the Company and Bain now wish to amend and restate the Prior Agreement to provide the parties the rights created pursuant to this Agreement in lieu of rights granted under the Prior Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties agree as follows:

1. Term. This Agreement shall be in effect for a term commencing on the date of the Prior Agreement and ending on September         , 2013 (the “Term”), and shall be automatically extended thereafter on a year to year basis unless the Company or Bain provides written notice of its desire to terminate this Agreement to the other party 90 days prior to the expiration of the Term or any extension thereof.

2. Services. Bain shall perform or cause to be performed such services for the Company and its subsidiaries as mutually agreed by Bain and the Company’s board of directors, which may include, without limitation, the following:

(a) general executive and management services;

(b) identification, support, negotiation and analysis of acquisitions and dispositions by the Company or its subsidiaries;

(c) support, negotiation and analysis of financing alternatives, including, without limitation, in connection with acquisitions, capital expenditures and refinancing of existing indebtedness;

(d) finance functions, including assistance in the preparation of financial projections, and monitoring of compliance with financing agreements;

(e) marketing functions, including monitoring of marketing plans and strategies;

(f) human resource functions, including searching and hiring of executives; and

(g) other services for the Company and its subsidiaries upon which the Company’s board of directors and Bain agree.

3. Advisory Services Fees and Expenses.

(a) Commencing from the date of this Agreement and continuing through the expiration of the Term, the Company shall pay to Bain or its designees an advisory services fee (each an “Advisory Services Fee”) in an amount to be determined annually by the Company’s board of directors not to exceed (i) $1,500,000 for fiscal year 2003 (i.e., the fiscal year ending December 27, 2003), pro rated for the number of days from the date of this agreement through such fiscal year-end, (ii) $1,500,000 per fiscal year, in the aggregate, for fiscal years 2004 and 2005, and (iii) $3,000,000 per year, in the aggregate, for each fiscal year thereafter. Notwithstanding the foregoing, (A) Bain shall not be entitled to a payment of an Advisory Services Fee for fiscal year 2004 or after to the extent that the Company’s Consolidated EBITDA, as defined herein, for the fiscal year to which the fee relates would be less than $52,000,000 (as determined after payment of the Advisory Services Fee (or portion thereof that would not otherwise cause Consolidated EBITDA to be less than $52,000,000)), and (B) if the fee payable for fiscal year 2004 is reduced by application of clause (A) above, the pro-rated fee payable for fiscal year 2003 shall be reduced in the same proportion. Fees payable under this Section 3(a) shall be paid by the Company as soon as practicable following the board’s determination that such a fee is payable; provided, however, that the fee payable for fiscal year 2003 shall be paid at the time the fee for fiscal year 2004 is paid.

(b) The Company will reimburse Bain for such reasonable travel expenses and other reasonable out-of-pocket fees and expenses (including the fees and expenses of accountants, attorneys and other advisors retained by Bain) as may be incurred by Bain and its partners, members, employees or agents in connection with the rendering of services pursuant to this Agreement. Such expenses will be reimbursed by wire transfer of immediately available funds promptly upon the request of Bain (but in any case no later than five business days following such request) and will be in addition to any other fees or amounts payable to Bain pursuant to this Agreement.

4. Transaction Fees.

(a) The Company hereby agrees to pay to Bain or its designees upon the closing of the Alpha Acquisition a fee for services rendered in connection with the structuring of the financing for the transactions contemplated by the Stock Purchase Agreement and certain other matters. Such fee shall be payable by wire transfer of immediately available funds in an amount equal to $4,500,000 to Bain or its designees. In addition, the Company will reimburse Bain or its designees, by wire transfer of immediately available funds upon the closing of the Alpha Acquisition, its reasonable travel expenses and other reasonable out-of-pocket fees and expenses (including the fees and expenses of accountants, attorneys and other advisors retained by Bain) incurred in connection with the foregoing.

(b) In addition, commencing from the date of this Agreement and continuing through the expiration of the Term, the Company will pay to Bain or its designee a transaction fee in connection with the consummation of each transaction resulting in a Change in Control (as defined herein), acquisition, divestiture or financing (whether debt or equity financing) by or involving the Company or its subsidiaries in an amount equal to 1.0% of the aggregate value of each such transaction (in each case, whether such transaction is by way of merger, purchase or sale of stock, purchase or sale or other disposition of assets, recapitalization, reorganization, consolidation, tender offer, public or private offering or otherwise, and whether consummated directly by the Company or its subsidiaries or indirectly by their respective stockholders).

5. Personnel. Bain shall provide and devote to the performance of this Agreement such partners, employees and agents of Bain as Bain shall deem appropriate to the furnishing of the services required. The fees and other compensation specified in this Agreement will be payable by the Company regardless of the extent of services requested by the Company pursuant to this Agreement, and regardless of whether or not the Company requests Bain to provide any such services.

6. Liability. Neither Bain nor any of its affiliates, partners, employees or agents shall be liable to the Company or its subsidiaries or affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Agreement, unless such loss, liability, damage or expense shall be proven to result directly from gross negligence, willful misconduct or bad faith on the part of Bain, its affiliates, partners, employees or agents acting within the scope of their employment or authority. Bain makes no representations or warranties, express or implied, in respect of the services to be provided by Bain or any of its affiliates, partners, employees or agents. Except as Bain may otherwise agree in writing after the date hereof: (i) Bain shall have the right to, and shall have no duty (contractual or otherwise) not to, directly or indirectly: (A) engage in the same or similar business activities or lines of business as the Company or its subsidiaries and (B) do business with any client or customer of the Company or its subsidiaries; (ii) neither Bain nor any officer, director, employee, partner, affiliate or associated entity thereof shall be liable to the Company or its subsidiaries or affiliates for breach of any duty (contractual or otherwise) by reason of any such activities or of such person’s participation therein; and (iii) in the event that Bain acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company or any of its subsidiaries, on the one hand, and Bain, on the other hand, or any other person, Bain shall have no duty (contractual or otherwise) to communicate or present such corporate opportunity to the Company or its subsidiaries and, notwithstanding any provision of this Agreement to the contrary, shall not be liable to the Company, its subsidiaries or any of their affiliates for breach of any duty (contractual or otherwise) by reasons of the fact that Bain directly or indirectly pursues or acquires such opportunity for itself, directs such opportunity to another person, or does not present such opportunity to the Company. In no event will any of the parties hereto be liable to any other party hereto for any indirect, special, incidental or consequential damages, including lost profits or savings, whether or not such damages are foreseeable, or in respect of any liabilities relating to any third party claims (whether based in contract, tort or otherwise) except as set forth in Section 7 below.

7. Indemnity. The Company and its subsidiaries shall defend, indemnify and hold harmless each of Bain, its affiliates, partners, employees and agents from and against any and all loss, liability, damage or expenses arising from any claim by any person with respect to, or in any way related to, the performance of services contemplated by this Agreement (including attorneys’ fees) (collectively, “Claims”) resulting from any act or omission of Bain, its affiliates, partners, employees or agents, other than for Claims which shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by Bain, its affiliates, partners, employees or agents. The Company and its subsidiaries shall defend at its own cost and expense any and all suits or actions (just or unjust) which may be brought against the Company or its subsidiaries and Bain, its officers, directors, affiliates, partners, employees or agents or in which Bain, its affiliates, partners, employees or agents may be impleaded with others upon any Claims, or upon any matter, directly or indirectly, related to or arising out of this Agreement or the performance hereof by Bain, its affiliates, partners, employees or agents, except that if such damage shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by Bain, its affiliates, partners, employees or agents, then Bain shall reimburse the Company and its subsidiaries and parent for the costs of defense and other costs incurred by the Company and its subsidiaries.

8. Notices. All notices hereunder shall be in writing and shall be delivered personally or mailed by United States mail, postage prepaid, addressed to the parties as follows:

To the Company:

Broder Bros., Co.

45555 Port Street

Plymouth, Michigan 48170

Attn: President

Facsimile No.: (734) 454-0296

To Bain:

Bain Capital, Inc.

745 Fifth Avenue

New York, New York 10151

Attention: Edward Conard

Yoo Jin Kim

Facsimile No.: (212) 421-2225

9. Certain Definitions. For purposes of this Agreement,

(a) “Change in Control” means (i) any sale or transfer by the Company or its subsidiaries of all or substantially all of their assets on a consolidated basis, (ii) any consolidation, merger or reorganization of the Company with or into any other entity or entities as a result of which the holders of the Company’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the board of directors of the Company immediately prior to such consolidation, merger or reorganization cease to own, directly or indirectly, the outstanding capital stock of the surviving corporation possessing the voting power (under ordinary circumstances) to elect a majority of the surviving corporation’s board of directors or (iii) issuance by the Company or sale or transfer to any third party of shares of the Company’s capital stock by the holders thereof as a result of which the holders of the Company’s outstanding capital stock possessing the voting power (under ordinary circumstances) to elect a majority of the board of directors of the Company immediately prior to such sale or transfer cease to own, directly or indirectly, the outstanding capital stock of the Company possessing the voting power (under ordinary circumstances) to elect a majority of the board of directors of the Company; and

(b) “Consolidated EBITDA” shall have the meaning ascribed to such term in, and shall be calculated in accordance with, the Credit Agreement; provided, however, that Consolidated EBITDA calculated in accordance with the Credit Agreement shall be adjusted (without duplication of any adjustments already taken in determining Consolidated EBITDA) to (i) with respect to fiscal year 2004, reflect up to $8,500,000 of actual and pro forma cost savings related to the Acquisition (as defined in the Credit Agreement) and the acquisition of TSM, Inc. (which, in the case of pro forma savings, shall exclude any savings that the Company’s board of directors’ determines are not reasonably achievable by the end of the subsequent fiscal year), and (ii) deduct any Advisory Service Fee paid pursuant to Section 3(a) of this Agreement with respect to the fiscal year for which Consolidated EBITDA is being determined. If the Credit Agreement expires or is terminated while this Agreement remains in effect, unless and until the Company and Bain amend this Agreement to adopt an alternative definition of Consolidated EBITDA, (x) Consolidated EBITDA shall be calculated in accordance with the terms of the Credit Agreement and (y) any determination under the Credit Agreement necessary to calculate Consolidated EBITDA that is subject to the acceptance, approval or discretion of the Administrative Agent thereunder shall be subject to the mutual agreement of the Company (as determined by the Company’s board of directors) and Bain taking into account the prior resolution of similar types of determinations by the Administrative Agent.

(c) “Credit Agreement” means that certain Credit Agreement, dated as of September 19, 2003, among the Company, the Guarantors party thereto, the Lenders party thereto and The CIT Group/Commercial Services, Inc., as Collateral Agent, UBS Securities LLC, as Arranger, Documentation Agent and Syndication Agent, UBS AG, Stamford Branch, as Issuing Bank and Administrative Agent, and UBS AG, Cayman Islands Branch, as Swingline Lender.

10. Assignment. Neither party may assign any obligations hereunder to any other party without the prior written consent of the other party (which consent shall not be unreasonably withheld); provided that Bain may, without consent of the Company, assign its rights and obligations under this Agreement to any of its affiliates (but only if such affiliate is a person or entity (excluding any Bain portfolio companies) controlled by Bain, or in the case of an affiliate which is a partnership, Bain is the ultimate general partner of such partnership). The assignor shall remain liable for the performance of any assignee.

11. Successors. This Agreement and all the obligations and benefits hereunder shall inure to the successors and assigns of the parties.

12. Counterparts. This Agreement may be executed and delivered by each party hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same agreement.

13. Entire Agreement; Modification; Governing Law. The terms and conditions hereof constitute the entire agreement between the parties hereto with respect to the subject matter of this Agreement and supersede all previous communications, either oral or written, representations or warranties of any kind whatsoever, except as expressly set forth herein. No modifications of this Agreement nor waiver of the terms or conditions thereof shall be binding upon either party unless approved in writing by an authorized representative of such party. All issues concerning this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BRODER BROS., CO.

By:	/s/ Vincent Tyra

Its:	President

BAIN CAPITAL, LLC

By:	/s/ Edward Conrad

Its:

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